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                                                           EXHIBIT NO. 99.4(d)

                          INVESTMENT MANAGEMENT AGREEMENT


         THIS AGREEMENT, made on the 26th day of January, 1988, by and between MANAGED SECTORS VARIABLE ACCOUNT (the "Account"), a segregated investment account of Sun Life Assurance Company of Canada (U.S.) ("Sun Life (U.S.)") and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation ("MFS").

                                     WITNESSETH:

         WHEREAS, the Account and MFS wish to enter into an agreement setting forth the terms upon which MFS will perform certain services for the Account.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

         1. MFS shall act as the investment adviser for the Account and as such will manage the assets of the Account and perform the other services herein set forth, subject to the supervision of the Board of Managers of the Account, for the period and on the terms herein set forth.

         2. MFS, in performing its undertaking to manage the assets of the Account, shall:

         (a) regularly furnish the Account with investment research, investment advice, and portfolio supervision;

         (b) regularly furnish to the Board of Managers of the Account recommendations with respect to an investment program for approval, modification, or rejection by the Board of Managers; any such recommended investment program shall be consistent with the Account's investment objectives, policies and restrictions set forth in its organizational documents, rules and regulations and such registration statements and exhibits as from time to time may be on file with the Securities and Exchange Commission;

         (c) take such steps as are necessary to implement the investment program approved by the Board of Managers of the Account by purchase and/or sale of securities, including the placing of orders of such purchase and/or sale; and

         (d) regularly report to the Board of Managers of the Account with respect to the implementation of the approved investment program; such report shall include a schedule of the investments and cash held by the Account and shall include
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         therein a statement  of all  purchases  and sales  made on  behalf of the  Account  during  the  period  since the  preceding report.

         3. MFS shall at all times be subject to any directives of the Board of Managers of the Account, any duly constituted committee thereof or any officer of the Account acting pursuant to like authority with respect to the implementation of any approved investment program for the Account and any other activities undertaken by MFS on behalf of the Account.

         4. MFS, in addition to performing at its own expense the undertaking to manage the assets of the Account, shall permit any of its officers or employees to serve without compensation as members of the Board of Managers or officers of the Account if elected to such positions and shall furnish at its own expense or pay the expenses of the Account for the following:

         (a) office space in the offices of MFS or in such other place as may be agreed upon from time to time, and all necessary office facilities and equipment; and

         (b) necessary executive and other personnel for managing the affairs of the Account, including personnel to perform clerical, bookkeeping, accounting and other office functions (exclusive of those related to and to be performed under contract for custodial, transfer, paying and plan agency services by the bank selected to perform such services); and

         (c) all information required in connection with the registration statements and prospectuses including amendments thereto.

         5. Unless otherwise provided in any other Agreement between MFS, the Account or Sun Life (U.S.), MFS shall not be required to bear or to reimburse the Account for:

         (a) any of the cost of preparing, printing and mailing all annual, semi-annual and other periodic reports as well as all notices and proxy solicitation material furnished to contract holders participating in the investment experience of the Account or regulatory authorities;

         (b) the costs of preparation, printing and mailing of sales literature and prospectuses;

         (c) compensation and expenses of members of the Board of Managers of the Account who are not directors, officers or employees of Sun Life Assurance Company of Canada or any company affiliated with Sun Life Assurance Company of Canada;
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         (d) registration, filing and other fees in connection with requirements of regulatory authorities;

         (e) the charges and expenses of the custodian appointed by the Account for custodial, paying agent, transfer agent and plan agent services;

         (f) the charges and expenses of the independent accountants and any counsel retained by the Account;

         (g) broker's commissions and issue and transfer taxes chargeable to the Account in connection with securities transactions to which the Account is a party;

         (h) taxes and corporate fees payable by the Account and/or Sun Life (U.S.) to federal, state or other governmental agencies;

         (i) legal fees and expenses in connection with the affairs of the Account, including registering and qualifying its shares with federal and state regulatory authorities;

         (j) the cost of preparing and distributing reports and notices to contract holders participating in the investment experience of the Account;

         (k) expenses of contract holders and Board of Managers meetings; and

         (l) expenses other than those specifically assumed by MFS pursuant to the terms of this Agreement.

         6. The Account will pay MFS, as full compensation for all services rendered, all expense payments made, and all facilities furnished, a monthly investment management fee computed at an annual rate of 0.75% of the first $300 million of average daily net assets of the Account and 0.675% of the average daily net assets of the Account in excess of $300 million.

The daily net asset value of the Account shall be determined pursuant to the applicable provisions of the Account's registration statements filed with the Securities and Exchange Commission and the fee for each month shall be payable to MFS not later than the tenth day of the following month.

         7. If in any calendar year the total of all expenses of the Account (including investment advisory fees but excluding taxes, portfolio brokerage commissions and interest) and to the extent permitted, extraordinary expenses exceed 1.25% of the average daily net assets of the Account for the calendar year, MFS shall reduce its fees or reimburse the Account for any such excess. The daily net asset value of the Account shall be determined pursuant to the applicable provisions of the registration statements of
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the Account filed with the  Securities  and Exchange  Commission  and this value will be used to determine the average net assets of the Account for a particular calendar year. For the purposes of this paragraph the term "calendar year" shall include the portion of a calendar year for which compensation shall be payable, which shall have elapsed prior to December 31, 1988, and the portion of a calendar year which shall have elapsed prior to the date of termination of this Agreement.

         8. The services of MFS to the Account hereunder are not to be deemed exclusive and MFS shall be free to render similar services to others and engage in other activities.

         9. It is understood that members of the Board of Managers of the Account are or may be interested in MFS as directors, officers or otherwise and that directors, officers, agents and stockholders of MFS are or may be interested in the Account otherwise than as a member of the Board of Managers of the Account, and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the governing documents of the Account and MFS, respectively, or by specific provision of applicable law.

         10. (a) This Agreement shall remain in full force until October 30, 1988 unless sooner terminated. This Agreement shall continue in force from year to year thereafter, but only so long as such continuance is specifically approved at least annually in the manner required by the Investment Company Act of 1940.

                  (b) This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time without the payment of any penalty by the Account or by MFS on sixty (60) days' written notice to the other party. The Account may effect termination by action of the Board of Managers of the Account or by majority vote of those having a right to vote.

                  (c) This Agreement may be terminated at any time without the payment of any penalty by the Board of Managers of the Account or by majority vote of those having a right to vote in the event that it shall have been established by a court of competent jurisdiction that MFS or any officer or director of MFS has taken any action which results in a material breach of the covenants of MFS set forth herein.


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         11. Any notice under this Agreement shall be in writing,  addressed and delivered or mailed postage prepaid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party it is agreed that the address of the Account for this purpose shall be One Sun Life Executive Park, Wellesley Hills, Massachusetts 02181, and the address for MFS for this purpose shall be 200 Berkeley Street, Boston, Massachusetts 02116.

                           MANAGED SECTORS VARIABLE ACCOUNT

                           By:      JOHN D. MCNEIL
                                    John D. McNeil,
                                    Chairman, Board of Managers

                           MASSACHUSETTS FINANCIAL SERVICES COMPANY

                           By:      RICHARD B. BAILEY
                                    Richard B. Bailey
                                    Chairman